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                                                                     EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the inclusion of our report dated January 29, 2002 (except for the matters discussed in Note 15, as to which the date is March 31, 2002), on the consolidated balance sheets of Qwest Communications International Inc. and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, included in this Form 10-K for the year ended December 31, 2001 and into the Company's previously filed Registration Statements on Form S-3 No. 333-82142 filed on February 5, 2002 and Form S-8 No. 333-74622, filed on December 5, 2001.

Arthur Andersen LLP

Denver, Colorado,
March 31, 2002.